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                                                                    EXHIBIT 99.8

BB&T to acquire First Liberty Financial Corp. of Macon, Ga.



WINSTON-SALEM, N.C., April 28 /PRNewswire/ -- BB&T Corporation (NYSE: BBT - news) said today it will buy First Liberty Financial Corp. (Nasdaq: FLFC - news) of Macon, Ga., in a $500 million stock swap that will give BB&T its second Georgia bank.



First Liberty Financial, with $1.7 billion in assets, operates 39 banking offices and 13 consumer finance offices in Macon and Savannah, Ga., and neighboring areas. Its principal subsidiaries include First Liberty Mortgage Corp. and OFC Capital Corp., an equipment leasing subsidiary.



The transaction, approved by the directors of both companies, will be accounted for as a pooling of interests. Based on BB&T's closing price of $39 on Monday, First Liberty shareholders will receive 0.8525 BB&T share for each First Liberty share, worth $33.25.



The final exchange ratio will be determined based on a pricing period prior to closing. First Liberty shareholders will receive $33.25 worth of BB&T common stock if BB&T's average price during the pricing period is between $38.22 and $39.12. If BB&T's price is less than $38.22, shareholders will receive a fixed exchange ratio of 0.87. If BB&T's price is more than $39.12, they will receive a fixed exchange ratio of 0.85.



"First Liberty is a quality institution that will allow us to expand our presence into economically strong markets in Georgia," said BB&T Chairman and Chief Executive Officer John Allison. "We're excited about adding a community bank with a philosophy and corporate culture that is very compatible with ours."



BB&T announced its initial move into Georgia in late January with its pending acquisition of First Citizens Corp. of Newnan, Ga., giving it entry into metropolitan Atlanta. First Liberty will boost BB&T's assets in Georgia to more than $2 billion.



First Liberty President and Chief Executive Officer Robert Hatcher will be named president of BB&T's Georgia Operations.



BB&T's newest region will be headquartered in Macon and First Liberty Executive Vice President Larry Flowers will be named its president. BB&T currently has 17 autonomous regions, which operate like community banks. More than 95 percent of lending decisions are made locally.



First Liberty also operates a regional community banking network. The similar operating systems should
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make First Liberty's transition an easy one for bank customers and employees.



"Just like First Liberty, BB&T is a financial institution attuned to the customer," Hatcher said. "BB&T's community banking structure will allow us to serve existing customers and new ones the way we always have. Only now we'll also be able to provide all the products and services of a financial institution with nearly $38 billion in assets."



First Liberty customers will be introduced to a broad product line that includes insurance, mutual funds, annuities, trust, retail brokerage, investment banking, treasury services and international banking.



First Liberty operates banking offices in Macon and Savannah, and the following locations: Adel, Butler, Byron, Douglas, Forsyth, Fort Valley, Milledgeville, Nashville, Roberta, Swainsboro, Sylvania, Tifton, Valdosta, Vidalia, Warner Robins and Waycross.



Named the top "small business-friendly" bank in the nation by the U.S. Small Business Administration, BB&T expects to expand consumer, small business and commercial lending opportunities in those communities.



"Maybe the best thing about our new partnership is that both companies believe in treating customers with the highest level of personal service possible," Hatcher said. "We look forward to joining an expanding franchise rooted in a community banking philosophy."



The acquisition will extend BB&T's presence from northern Maryland to south Georgia.



The merger, which is subject to the approval of the First Liberty shareholders and banking regulators, is expected to be completed in the fourth quarter of 1999.



Winston-Salem, N.C.-based BB&T Corporation, with $37.8 billion in assets, operates 581 banking offices in the Carolinas, Virginia, Maryland and Washington, D.C.



Business Week magazine recently named BB&T Corporation the second highest performing S&P 500 bank holding company in the nation.